SECOND WAIVER

WHEREAS, the undersigned holders constitute the beneficial owners (“Holders”) of 100% of the issued and outstanding Series A Convertible Preferred Stock, $0.001 par value per share (“Series A Stock”) of Optex Systems Holdings, Inc. (“Company”); and

WHEREAS, Alpha Capital Anstalt has agreed to buy from the Company 5,000,000 restricted shares of its Common Stock at a purchase price of $0.01 per share contingent on the irrevocable waiver by the Holders of any past and future dividends on the Series A Stock, without further increase in the stated value per share; and

WHEREAS, the Holders have determined that they will derive future benefit by acting in this manner and that such future benefit is adequate consideration for entering into such waiver;

IT IS HEREBY AGREED THAT:

Effective immediately, the Holders hereby waive all rights they have under Section 5 of the Certificate of Designation of the Series A Stock both with respect to dividends which have accrued up to the date of this Waiver and which may occur on or after the date of the Waiver, in perpetuity.

IN WITNESS WHEREOF, the undersigned have executed this Waiver as of this 21st day of February, 2012.

ALPHA CAPITAL ANSTALT

By:	/s/ Konrad Ackermann
Name: Konrad Ackermann
Title: Director

SILEAS CORPORATION

By:	/s/ Stanley A. Hirschman
Name: Stanley A. Hirschman
Title: President

Consent/Acknowledgement:

The undersigned hereby acknowledges and consents to the terms of this Second Waiver agreement as required by section 6.11 of the Security Agreement, dated as of February 20, 2009, between Sileas Corp. ("Debtor") and Longview Fund, L.P. (the “Lender”).

LONGVIEW FUND, L.P.

By:	/s/ Peter Benz
Name: Peter Benz
Title: Chairman